EXHIBIT 99.1
                                                                    ------------






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IDENTIX INCORPORATED
Consolidated Financial Statements
June 30, 2006, 2005 and 2004

                              IDENTIX INCORPORATED
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
Financial Statements:
   Report of Independent Registered Public Accounting Firm ..................2
   Consolidated Balance Sheets as of June 30, 2006 and 2005 .................3
   Consolidated Statements of Operations for the years ended June 30, 2006,
      2005 and 2004 .........................................................4
   Consolidated Statements of Stockholders' Equity and Comprehensive Loss
      for the years ended June 30, 2006, 2005 and 2004 ......................5
   Consolidated Statements of Cash Flows for the years ended June 30, 2006,
      2005 and 2004 .........................................................6
   Notes to Consolidated Financial Statements ...............................7

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--------------------------------------------------------------------------------
                                                      PRICEWATERHOUSECOOPERS LLP
                                                      Suite 1400
                                                      225 South Sixth Street
                                                      Minneapolis MN 55402
                                                      Telephone (612) 596 6000
                                                      Facsimile (612) 373 7160


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Identix Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Identix Incorporated and its subsidiaries at June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," on July 1, 2005.

As discussed in Note 2 to the consolidated financial statements, the Company is in the process of being acquired by Viisage Technology, Inc.


/s/  PricewaterhouseCoopers LLP

Minneapolis, Minnesota
August 4, 2006

                              IDENTIX INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                        JUNE 30,       JUNE 30,
                                                          2006           2005
                                                       -------------------------
                                     ASSETS
Current assets:
    Cash and cash equivalents                          $  22,267      $  22,445
    Marketable securities                                  9,879          9,753
    Restricted cash                                          404          2,649
    Accounts receivable, net                              17,818         15,376
    Inventories                                            4,952          6,340
    Prepaid expenses and other assets                        961            928
                                                       ---------      ---------
       Total current assets                               56,281         57,491
Restricted cash                                              633            933
Property and equipment, net                                3,887          1,738
Goodwill                                                 141,213        141,213
Acquired intangible assets, net                            9,565         13,363
Other assets                                                 301            317
                                                       ---------      ---------
       Total assets                                    $ 211,880      $ 215,055
                                                       =========      =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                   $   7,272      $   6,597
    Accrued compensation                                   4,113          3,894
    Other accrued liabilities                              3,738          3,634
    Deferred revenue                                       5,704          6,738
                                                       ---------      ---------
       Total current liabilities                          20,827         20,863
Deferred revenue                                           3,089          1,947
Other liabilities                                            492            159
                                                       ---------      ---------
    Total liabilities                                     24,408         22,969
                                                       ---------      ---------

 Commitments and contingencies (Notes 2, 3, 14 and 15)

Stockholders' equity:
  Common stock, $0.01 par value,
  200,000,000 shares authorized
  89,941,035 and 88,976,326 shares
  issued and outstanding,
  respectively                                               899            889
    Additional paid-in capital                           557,995        552,507
    Accumulated deficit                                 (371,272)      (361,159)
    Accumulated other comprehensive loss                    (150)          (151)
                                                       ---------      ---------
       Total stockholders' equity                        187,472        192,086
                                                       ---------      ---------
         Total liabilities and stockholders'
          equity                                       $ 211,880      $ 215,055
                                                       =========      =========





  The accompanying notes are an integral part of these consolidated financial statements.

                              IDENTIX INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                  FISCAL YEAR ENDED JUNE 30,
                                               --------------------------------
                                                 2006        2005        2004
                                               --------    --------    --------
REVENUES:
  Product revenues                             $ 53,177    $ 40,149    $ 24,506
  Service revenues                               28,545      31,813      29,555
                                               --------    --------    --------
    Total revenues                               81,722      71,962      54,061

COST AND EXPENSES:
  Cost of product revenues                       28,276      27,180      18,942
  Cost of service revenues                       23,192      24,561      22,529
  Research and development                       13,858      11,215       9,675
  Marketing and selling                          12,916      11,390      10,680
  General and administrative                     12,743      12,126      13,618
  Amortization of acquired intangible
  assets                                            811       1,005         871
  Restructuring and other, net                    1,741        (507)      2,115
                                               --------    --------    --------
    Total costs and expenses                     93,537      86,970      78,430
                                               --------    --------    --------

Loss from operations                            (11,815)    (15,008)    (24,369)
Interest and other income, net                    1,178       1,625       1,153
Equity interest in loss of joint
venture                                            --          --          (302)
                                               --------    --------    --------
Loss from continuing operations
before income taxes                             (10,637)    (13,383)    (23,518)
(Provision) benefit for income taxes                144         (42)      1,957
                                               --------    --------    --------
Loss from continuing operations                 (10,493)    (13,425)    (21,561)

DISCONTINUED OPERATIONS:
  Loss from discontinued LDS and IPS
  operations                                       (296)       (541)       (915)
  Gain on sale of LDS and IPS, net of
   provision for income taxes                       676        --         3,934
                                               --------    --------    --------
    Income (loss) from discontinued
    operations                                      380        (541)      3,019

NET LOSS                                       $(10,113)   $(13,966)   $(18,542)
                                               ========    ========    ========
Basic and diluted loss per share from
  continuing operations                        $  (0.12)   $  (0.15)   $  (0.25)
Basic and diluted income (loss) per
  share from discontinued operations           $   0.00    $  (0.01)   $   0.03
                                               --------    --------    --------
Basic and diluted net loss per share           $  (0.11)   $  (0.16)   $  (0.21)
                                               ========    ========    ========
WEIGHTED AVERAGE COMMON SHARES USED
  IN BASIC AND DILUTED LOSS PER SHARE
  COMPUTATION                                    89,318      88,696      86,758


  The accompanying notes are an integral part of these consolidated financial statements.

                              IDENTIX INCORPORATED
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

PART 1 OF 2 OF TABLE

                                                    CONVERTIBLE
                                                   PREFERRED STOCK              COMMON STOCK
                                              ------------------------    -----------------------
                                                SHARES        AMOUNT        SHARES       AMOUNT
                                              ----------    ----------    ----------   ----------
BALANCE JUNE 30, 2003                            234,558    $    3,702    85,944,951   $      859
Components of comprehensive loss:
   Net loss                                         --            --            --           --
   Cumulative Translation Adjustment                --            --            --           --
   Change in Unrealized gain on available
     for-sale marketable securities                 --            --            --           --

   Total comprehensive loss
Sale of common stock under stock option plans       --            --       1,192,729           12
Sale of common stock under employee
   retirement plan                                  --            --         117,620            1
Issuance of common stock to IIS employees           --            --         143,402            2
Stock issued for acquisition of technology          --            --         675,000            7
Convertible preferred stock converted into
  common stock                                  (234,558)       (3,702)      234,558            2
Exercise of stock warrants                          --            --         121,561            1
Issuance of stock options to consultants            --            --            --           --
Amortization of deferred stock-based
compensation                                        --            --            --           --
                                              ----------    ----------    ----------   ----------
BALANCE JUNE 30, 2004                               --            --      88,429,821          884
Components of comprehensive loss:
   Net loss                                         --            --            --           --
   Cumulative translation adjustment                --            --            --           --
   Change in unrealized gain on available
     for-sale marketable securities                 --            --            --           --

   Total comprehensive loss
Sale of common stock under stock option plans       --            --         441,673            4
Sale of common stock under employee
  retirement plan                                   --            --         104,832            1
Issuance of stock options to consultants            --            --            --           --
Amortization of deferred stock-based
compensation                                        --            --            --           --
                                              ----------    ----------    ----------   ----------
BALANCE JUNE 30, 2005                               --            --      88,976,326          889
Components of comprehensive loss:
   Net loss                                         --            --            --           --
   Cumulative translation adjustment                --            --            --           --

   Total comprehensive loss
Sale of common stock under stock option plans       --            --         684,497            7
Common stock issued under employee
  retirement plan                                   --            --         112,868            1
Exercise of stock warrants                          --            --         142,344            2
Stock-based compensation expense related to
  stock plans                                       --            --          25,000         --
                                              ----------    ----------    ----------   ----------
BALANCE JUNE 30, 2006                               --      $     --      89,941,035   $      899
                                              ==========    ==========    ==========   ==========

PART 2 OF 2 OF TABLE

                                                                                      ACCUMULATED
                                              ADDITIONAL                  DEFERRED       OTHER
                                               PAID IN    ACCUMULATED   STOCK-BASED  COMPREHENSIVE
                                               CAPITAL       DEFICIT    COMPENSATION      LOSS          TOTAL
                                              ----------  -----------   ------------   ----------    ----------
BALANCE JUNE 30, 2003                         $  536,173   $ (328,651)   $     (663)   $     (156)   $  211,264
Components of comprehensive loss:
   Net loss                                         --        (18,542)         --            --         (18,542)
   Cumulative Translation Adjustment                --           --            --              11            11
   Change in Unrealized gain on available
     for-sale marketable securities                 --           --            --               1             1
                                                                                                     ----------
   Total comprehensive loss                                                                             (18,530)
Sale of common stock under stock option plans      5,085         --            --            --           5,097
Sale of common stock under employee
   retirement plan                                   646         --            --            --             647
Issuance of common stock to IIS employees            747         --            --            --             749
Stock issued for acquisition of technology         3,416         --            --            --           3,423
Convertible preferred stock converted into
  common stock                                     3,700         --            --            --            --
Exercise of stock warrants                           150         --            --            --             151
Issuance of stock options to consultants              39         --            --            --              39
Amortization of deferred stock-based
compensation                                        --           --             649          --             649
                                              ----------   ----------    ----------    ----------    ----------
BALANCE JUNE 30, 2004                            549,956     (347,193)          (14)         (144)      203,489
Components of comprehensive loss:
   Net loss                                         --        (13,966)         --            --         (13,966)
   Cumulative translation adjustment                --           --            --              (1)           (1)
   Change in unrealized gain on available
     for-sale marketable securities                 --           --            --              (6)           (6)
                                                                                                     ----------
   Total comprehensive loss                                                                             (13,973)
Sale of common stock under stock option plans      1,919         --            --            --           1,923
Sale of common stock under employee
  retirement plan                                    614         --            --            --             615
Issuance of stock options to consultants              18         --            --            --              18
Amortization of deferred stock-based
compensation                                        --           --              14          --              14
                                              ----------   ----------    ----------    ----------    ----------
BALANCE JUNE 30, 2005                            552,507     (361,159)         --            (151)      192,086
Components of comprehensive loss:
   Net loss                                         --        (10,113)         --            --         (10,113)
   Cumulative translation adjustment                --           --            --               1             1
                                                                                                     ----------
   Total comprehensive loss                                                                             (10,112)
Sale of common stock under stock option plans      3,213         --            --            --           3,220
Common stock issued under employee
  retirement plan                                    663         --            --            --             664
Exercise of stock warrants                           687         --            --            --             689
Stock-based compensation expense related to
  stock plans                                        925         --            --             925
                                              ----------   ----------    ----------    ----------    ----------
BALANCE JUNE 30, 2006                         $  557,995   $ (371,272)   $     --      $     (150)   $  187,472
                                              ==========   ==========    ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              IDENTIX INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    FISCAL YEAR ENDED JUNE 30,
                                                 --------------------------------
                                                   2006        2005        2004
                                                 --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                       $(10,113)   $(13,966)   $(18,542)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Depreciation and amortization                   6,028       6,378       7,822
    Realized gain on sales of marketable
     securities                                      (314)       (143)        (46)
    Gain on sale of discontinued LDS and
     IPS operations, pre-tax                         (919)       --        (5,934)
    Stock-based compensation expense                  925          32         688
    Common stock issued under employee
     retirement plan                                  664        --          --
    Equity interest in loss of joint venture         --          --           302
    Bad debt expense (recoveries), net                 86          23        (539)
    Loss on disposal of equipment                      35          18         188
    Inventory obsolescence provision                1,246       1,561       3,563
    Restructuring and other, net                      352        (507)      1,609
  Changes in assets and liabilities, excluding
   sales of LDS and IPS, and acquisitions:
    Restricted cash                                 2,649      (1,821)        431
    Accounts receivable                            (2,527)     (3,994)      4,745
    Inventories                                       142        (730)     (1,366)
    Prepaid expenses and other assets                 (19)        (41)        480
    Accounts payable                                  410       1,716      (2,674)
    Accrued compensation                              198         946        (378)
    Other accrued liabilities                        (348)     (6,339)     (3,172)
    Deferred revenue                                  395       1,815        (119)
                                                 --------    --------    --------
  Net cash used in operating activities            (1,110)    (15,052)    (12,942)
                                                 --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of LDS and IPS,
   net of transaction costs                           584        --         7,808
  Cash paid in acquisition, net of cash
   acquired                                          --          --         1,307
  Net proceeds from the sales of
   marketable securities                           18,900      25,100      21,000
  Purchases of marketable securities              (18,712)    (25,238)    (20,929)
  Additions of intangible assets                     (600)       --          --
  Intangible asset refund                            --          --           102
  Restricted cash                                    (104)
  Capital expenditures                             (2,987)       (847)     (1,009)
                                                 --------    --------    --------
  Net cash (used in) provided by
  investing activities                             (2,919)       (985)      8,279
                                                 --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the exercise of stock
    options and warrants and issuance
    of common stock                                 3,909       2,538       5,895
  Payment under capital lease
  obligations                                         (58)       --          --
                                                 --------    --------    --------
  Net cash provided by financing
  activities                                        3,851       2,538       5,895
                                                 --------    --------    --------

Net increase (decrease) in cash and
 cash equivalents                                    (178)    (13,499)      1,232
Cash and cash equivalents at period
 beginning                                         22,445      35,944      34,712
                                                 --------    --------    --------
Cash and cash equivalents at period end          $ 22,267    $ 22,445    $ 35,944
                                                 ========    ========    ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
  Cash paid during the year for:
   Interest                                      $     17    $     11    $      2
   Taxes                                         $     67    $     12    $     94

SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
  Property and equipment acquired under
   capital lease                                 $    193    $   --      $   --
  Accrued obligation for acquisition of
   intangible assets                             $    650    $   --      $   --
  Stock issued for acquisition of
   technology                                    $   --      $   --      $  3,423
  Conversion of preferred stock to
   common stock                                  $   --      $   --      $  3,702
  Issuance of common stock to IIS
   employees                                     $   --      $   --      $    749



  The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

      Identix Incorporated ("we", "us", "our" the "Company") designs, manufactures, develops and markets solutions for security, anti-fraud, law enforcement and other applications. The principal markets for our products are the Americas, Asia, Australia, Europe, and the Middle East.

BASIS OF CONSOLIDATION

      The consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. All inter-company balances and transactions have been eliminated in consolidation.

MANAGEMENT ESTIMATES AND ASSUMPTIONS

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

LIQUIDITY

      While we believe that existing working capital will be adequate to fund our current cash requirements through at least the next twelve months, we may need to raise additional debt or equity financing in the future. We may not be able to obtain additional debt or equity financing. If successful in raising additional financing, we may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms in the future could have a material adverse impact on our financial performance and stock price and require us to implement certain cost reduction initiatives and curtail certain of our operations. See Note 2.

JOINT VENTURE

      In September 1997, we entered into a joint venture agreement with Sylvan Learning Centers, Inc. ("Sylvan") to form Sylvan/Identix Fingerprinting Centers, LLC ("SIFC") for the purpose of providing fingerprinting services. On February 23, 2004, we acquired the remaining 50% ownership of SIFC now known as Identix Identification services (HS) (see Note 3). Prior to the acquisition of IIS, we derived license fees from SIFC, which were included within the interest and other (expense), net, line item of the consolidated statement of operations in addition to our equity interest in the income (loss) from the joint venture. License fees recognized from SFIC were $207,000 for the year ended June 30, 2004.

REVENUE RECOGNITION

      Significant management judgments and estimates are made in connection with the revenues recognized in any accounting period. For example, we must assess whether the fee associated with a revenue transaction is fixed or determinable and the likelihood of collection from our customers. Material differences could result in the amount and timing of revenues for any period if management were to make different judgments or utilize different estimates.

      We derive our revenue from sales of products and services. With respect to product revenues, we sell hardware, software or a combination of hardware and software products. Our service revenue is derived from maintenance contracts related to product sales, consulting, installation and training services. A customer, depending on their needs, may order a single hardware or software product or service or combine hardware products, software products and services to create a multiple element arrangement. Our policies with respect to the recognition of revenue related to the various combinations of our products and services are described in the following paragraphs.

Product Revenues

      In the case of hardware only sales, we recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition." Revenue related to product sales that require no installation as well as printers and other peripheral devices, is recognized in accordance with the terms of the sale, generally when we ship the product, provided no significant obligations remain and collection of the receivable is deemed reasonably assured. Certain of our hardware sales to end users require installation subsequent to shipment and transfer of title. Revenue related to hardware sales that are contingent on installation is deferred until installation is complete, title has transferred and customer acceptance has been obtained. Due to our current policy and practices, we consider acceptance of these products to be contingent upon successful installation of the product. When hardware products are sold via authorized representatives, dealers, distributors or other third party sales channels, the obligation to install the machines generally does not remain our responsibility but is rather an obligation between the authorized representative, dealer, distributor or other third party and their ultimate customer. As a result, for sales to third party distributors, revenue is recognized at the time title is transferred which is generally upon shipment. On rare occasions, we will be required to install our products on the behalf of our third party distributors. In these cases, revenue is recorded in the same manner as products sold to end users where acceptance of the product by the third party distributor is contingent upon successful installation of the product.

      For hardware arrangements (where software products, if any, are incidental to the arrangement) with multiple elements we apply the guidance in SAB 104 and Emerging Issues Task Force Issue ("EITF") 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." For each multiple element arrangement, we determine if each element is a separate unit of accounting pursuant to EITF 00-21 by ensuring (1) that the delivered element has stand alone value to the customer, (2) that there is objective evidence of the fair value for the undelivered element and (3) that if the arrangement includes a general right of return relative to the delivered item, that delivery of the undelivered items is considered probable and in our control. The elements in a multiple element arrangement typically consist of hardware products, installation, training and maintenance services. To determine the fair value for each hardware element in an arrangement, we rely upon vendor specific objective evidence ("VSOE") of fair value using the price charged when that element is sold separately. If VSOE of fair value is not available for hardware elements, we rely upon vendor objective evidence of fair value in the form of competitor pricing of the same or interchangeable products. To determine the fair value for training and installation services, we rely upon VSOE of fair value using the price charged when that element is sold separately. To-date we have not entered into a multiple element arrangement where separation of the various elements was not possible. However, in the case where separation is not possible for an element, the element may be combined with other elements and the combined elements would be treated as a single unit of accounting and the appropriate revenue recognition methodology will be applied.

      With respect to software product sales, including ABIS systems, BioLogon and software developer kits, revenue is recognized on software products in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition" as amended, and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," as well as Technical Practice Aids issued from time to time by the AICPA. We recognize revenue on software products when persuasive evidence of an arrangement exists, delivery has occurred, the vendor's fee is fixed or determinable, VSOE of fair value exists to allocate the total fee to all undelivered elements of the arrangement and collection is deemed probable. VSOE of fair value is determined for undelivered elements (e.g., maintenance, training or consulting) using the price charged when that element is sold separately. In cases where we do not have VSOE of fair value for all delivered elements in the transaction (e.g., for licenses), the residual method is used such that the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue. In circumstances when the software and services being sold include services to provide significant production, modification or customization of the software and the services cannot be segregated into separate units of accounting, we account for the software sales under SOP 97-2 and SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." In the cases where SOP 81-1 is applied, we use either the cost-to-cost method or the efforts-expended method of percentage of completion. Under the cost-to-cost method, sales, including estimated earned fees or profits, are recorded based on the percentage that total costs incurred bear to total estimated costs. Under the efforts-expended method, sales are recorded based on the extent of progress measured by the ratio of hours performed to date to estimated total hours at completion.

      In the event that a multiple element arrangement includes both hardware, software and services and the software is more-than-incidental to the arrangement, but not essential to the functionality of the hardware, we apply the guidance of EITF 03-05, "Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software," which allows the non-software elements and related services to be accounted for under SAB 104 and EITF 00-21 and the software elements and related services to be accounted for under SOP 97-2.

      Our sales arrangements do not provide a contractual right of return.

Service Revenues

      Revenue from maintenance arrangements such as those typically sold with our live scan systems are recognized ratably over the term of the arrangements. Maintenance revenue that is bundled with other elements of an arrangement is deferred based upon fair value of the maintenance services. Fair value is based on the renewal rate for continued maintenance arrangements.

      Revenue from installation services is recognized as the services are performed. Installation services revenue that is bundled with other elements of an arrangement is deferred based upon fair value of the installation services.

      Revenue for our professional services offerings, including training and consulting services, and revenue for IIS which performs a service by capturing fingerprints for certain individuals where a background check is required as a condition of employment, is recognized as the services are delivered or performed.

MAJOR CUSTOMERS

      In fiscal years 2006, 2005 and 2004, we had one customer, the United States government, which accounted for 20%, 23% and 14% respectively, of total revenue. In fiscal years 2006 and 2004, no single agency of the U.S. government accounted for more than 10% of our total revenues for the year. In fiscal year 2005, one federal government agency accounted for 13% of our total revenues for the year. No other customer accounted for more than 10% of total revenue.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

      Cash equivalents consist of highly liquid investments with remaining maturities of three months or less when purchased by the Company. Marketable securities are held as securities available for sale and are carried at their market value based on quoted market prices as of the balance sheet date. The amortized cost of securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains or losses are determined based on the specific identification method and are reflected in income. Net unrealized gains or losses are recorded directly in stockholders' equity except those unrealized losses that are deemed to be other than temporary are reflected in income. We determine the appropriate classification of marketable securities at the time of purchase and revaluate such designation as of each balance sheet date.

RESTRICTED CASH

      Short term and long term restricted cash consists of cash balances held by a bank primarily in the form of deposits in a money market account for use as a guarantee for performance bonds and to secure letters of credit.

CONCENTRATION OF CREDIT RISK

      Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities, and accounts receivable. We place cash, cash equivalents, and marketable securities in a variety of financial instruments and, by policy, limit the amount of credit exposure by investing our excess cash and cash equivalents with major banks in money market accounts and by restricting investments in marketable securities to highly rated securities.

      We perform ongoing credit evaluations of our customers and provide for expected losses. We believe that any risk of material loss is reduced due to our substantial number of federal and state and local government customers.

TRADE ACCOUNTS RECEIVABLE

      Trade accounts receivable are initially recorded at fair value upon the sale of goods or services to customers. They are stated net of allowances for doubtful accounts which represent estimated losses resulting from the inability of customers to make the required payments. When determining the allowances for doubtful accounts, we take several factors into consideration including the overall composition of accounts receivable aging, our prior history of accounts receivable write-offs, the type of customer and our day-to-day knowledge of specific customers. Changes in the allowances for doubtful accounts are recorded as bad debt expense and are included in marketing and selling expense in our consolidated statements of operations.

SUPPLIERS

      Certain components and parts used in our products are procured from a single source or limited group of suppliers. We do not have long-term agreements with any of our suppliers. The failure of a supplier, including a sub-contractor, to deliver on schedule could delay or interrupt our delivery of products and thereby adversely affect our revenues and results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying value of our financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their relatively short maturities. We do not hold or issue financial instruments for trading purposes.

INVENTORIES

      Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out cost method) or market.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method with the estimated useful lives of the assets ranging from two to ten years. The major asset classes and associated lives are as follows:

                   Class                       Life
           --------------------  --------------------------------
           Tools and Dies          2 Years
           Software                2 Years
           Machinery and           3 Years
           Equipment
           Furniture and           10 Years
           Fixtures
           Capital Lease           Over the shorter of the term
           Equipment               or useful life
           Leasehold               Over the shorter of the term
           Improvements            or useful life

      Depreciation of equipment held under capital leases and leasehold improvements are computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related equipment or improvements. Repair and maintenance costs are expensed as incurred. Depreciation expense from continuing operations was $959,000, $1,206,000 and $1,961,000 for the years ended June 30, 2006, 2005 and 2004, respectively.

      We evaluate the recoverability of property and equipment and other long-lived assets, excluding goodwill if changes in circumstances or the occurrence of events suggest the remaining value is not recoverable. An impairment of long-lived assets is recognized in the event the carrying value of such assets exceeds the future undiscounted cash flows attributable to such assets. Such impairment would be measured as the excess of the carrying value of the asset(s) over their fair values.

INTANGIBLE ASSETS

      Acquired intangible assets include developed technology, service and maintenance agreements, patents and core technology, trade names and trademarks, order backlog and employee contracts . The acquired intangible assets are amortized over their estimated useful lives generally ranging from five to ten years (see Note 8). The amortization expense related to core technology, and developed technology is presented as a component of the cost of product revenues on our consolidated statement of operations. Amortization related to other intangible assets is presented as amortization expense of acquired intangible assets. We review intangible assets for impairment if changes in circumstances or the occurrence of events suggest the remaining value is not recoverable. The assessment for impairment of intangible assets requires us to make several estimates about fair value, many of which are based upon projected future cash flows.

GOODWILL

      Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets of an acquired business. We perform a goodwill impairment assessment on an annual basis during the fourth quarter or more frequently if changes in circumstances or the occurrence of events suggest an impairment exists. The impairment test entails comparing the carrying value of goodwill to the estimated fair value of the reporting unit to which the goodwill is assigned. There are a number of significant management assumptions and estimates inherent in estimating the fair value of the reporting unit including those used to estimate future cash flows and the appropriate discount rate that incorporates our cost of capital and the risk profile of the cash flows. Actual cash flows may be less than those we have estimated. A change in industry or market conditions or a downturn in our operations could result in a further impairment of goodwill. There were no goodwill impairments during the years ended June 30, 2006, 2005 or 2004.

RESEARCH AND DEVELOPMENT COSTS

      Research and development costs are expensed when incurred.

SOFTWARE DEVELOPMENT COSTS

      Certain software development costs incurred are capitalized after technological feasibility has been demonstrated. Technological feasibility is determined when planning, designing, coding and testing have been completed according to design specifications. The period of time between technological feasibility and general release of products to customers is generally extremely short. Commencing with product introduction, such capitalized amounts are amortized on a product-by-product basis at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, we assign an estimated economic life of one to five years to capitalized software costs. Research and development expenditures are charged to research and development in the period incurred. At June 30, 2006 and 2005, the net book value of capitalized software costs was zero.

FOREIGN CURRENCY TRANSLATION

      Assets and liabilities of foreign subsidiaries are translated into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues, costs and expenses are translated using the average exchange rate for the year. Gains and losses resulting from translation are accumulated as a separate component of accumulated other comprehensive income (loss) in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statement of operations, as incurred, and have not been significant for the periods presented.

PRODUCT WARRANTY

      We provide a warranty for manufacturing and material defects on all units sold. A reserve for warranty costs, based on our estimates utilizing projected costs to repair units, is recorded and periodically adjusted to reflect actual experience (see Note 15).

INCOME TAXES

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts reasonably expected to be realized.

STOCK-BASED COMPENSATION

      Effective July 1, 2005, we began accounting for our employee and director stock option plans and employee stock purchase plans in accordance with provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("123W"). SFAS No. 123R revised SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payments using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations based upon the grant-date fair value of those instruments. We used the modified prospective method of transition as provided by SFAS No. 123R, and as a result, compensation expense related to share based payments is recorded only for periods beginning July 1, 2005. Under the modified prospective method, stock based compensation expense is generally recognized over the vesting period for new awards granted after July 1, 2005 and for unvested awards outstanding at July 1, 2005. For the year ended June 30, 2006 our loss from continuing operations and net loss was increased by approximately $925,000, or $0.01 per share, for share-based compensation expense under SFAS No. 123R. No tax benefit was recognized in the statement of operations for share based compensation arrangements since we have not recorded taxable income in preceding years. In addition, no amount of share-based compensation cost was capitalized as part of property and equipment or inventory for the periods presented. See Note 10.

COMPREHENSIVE LOSS AND ACCUMULATED OTHER COMPREHENSIVE LOSS

      Comprehensive loss includes net loss and other comprehensive loss. Other comprehensive loss includes cumulative translation adjustments and unrealized gains and losses on available-for-sale securities. Our comprehensive loss has been presented in the Consolidated Statement of Stockholders' Equity and Comprehensive Loss. The accumulated other comprehensive loss as of June 30, 2006 and 2005 consists of cumulative translation adjustments of $150,000 and $151,000, respectively.

EARNINGS PER SHARE

      Basic earnings per share are computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period, including convertible preferred stock as well as stock options and warrants, using the treasury stock method.

      Options and warrants to purchase 7,360,000, 8,328,000, and 7,213,910 shares of common stock were outstanding at June 30, 2006, 2005 and 2004, respectively, but were not included in the computation of diluted net loss per share as their effect was anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

      In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, "Inventory Costs--an Amendment of ARB No. 43, Chapter 4." SFAS No. 151 amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred beginning July 1, 2005. The adoption of the provisions of SFAS No. 151 did not have a material impact on the Company's financial position or results of operations.

      In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", a replacement of APB Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes." SFAS No. 154 changes the requirements related to accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and changes required by a new accounting pronouncement, in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle versus the previous guidance which allowed the recording of the impact of an accounting change in the current period's net income as a cumulative effect adjustment. The Statement is effective for us beginning in fiscal year 2007. Adoption is not expected to have a material impact on our consolidated earnings, financial position or cash flows.

      In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The enterprise is first required to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is then measured to determine the amount of benefit to recognize in the financial statements. The provisions of FIN 48 are effective for us beginning in fiscal year 2008. Adoption is not expected to have a material impact on our financial position, results of operations or cash flows.

NOTE 2--PROPOSED MERGER WITH VIISAGE TECHNOLOGY, INC.

      On January 12, 2006, we entered into a definitive agreement with Viisage Technology, Inc. ("Viisage") to merge in an all stock transaction. The combined company will blend two approaches to solving the challenge of protecting and securing personal identities by establishing a comprehensive single platform for multi-modal finger, face, skin and imaging identify solutions.

      Under the terms of the transaction, our shareholders will receive a fixed exchange ratio of 0.473 newly issued shares of Viisage common stock for each share of our common stock. Based on Viisage's closing stock price of $17.69 on January 11, 2006, the transaction was valued at approximately $770 million on a fully diluted basis. The merger is subject to certain closing conditions, including, among other things, the approval of Identix stockholders of the merger, the approval of Viisage stockholders of the issuance of Viisage common stock in connection with the merger, and other customary closing conditions. The meetings of the shareholders to approve the merger are scheduled for August 29, 2006.

      A termination fee of $20 million may be payable by either Viisage or Identix to the other party in the event the termination of the merger agreement under several circumstances. As of June 30, 2006, we had $33,183,000 of cash, restricted cash and marketable securities. While we believe we have sufficient cash on hand available to pay such fee, our growth strategy and financing strategy does not assume the payment of such fee and, as a result, we could be materially adversely affected if we were required to pay the termination fee.

      We have incurred merger-related expenses associated with the pending merger with Viisage totaling $1,576,000 in fiscal year 2006, which were principally comprised of legal and investment banking fees. See Note 5.

      During fiscal year 2006, we recorded revenue of $1,000 and costs and expenses of $27,000 for demonstration products that we provided to Viisage. We also recorded costs and expenses of $41,000 for demonstration equipment that we purchased from Viisage. In addition, we recorded $32,000 of merger related expenses for reimbursement of time and expenses of Viisage employees. As of June 30, 2006, a liability of $26,000 included in accounts payable remains in connection with these expenses.

NOTE 3--ACQUISITIONS

      On September 9, 2005, we entered into an agreement to purchase certain technology with an estimated life of 5 years and made an initial payment of $300,000. During the third quarter of fiscal year 2006, certain milestones were successfully completed, triggering additional consideration due totaling $950,000 over two years. This additional consideration was recorded as an intangible asset for $950,000 during fiscal year 2006. Identix has paid $300,000 of this additional consideration as of June 30, 2006 with a remaining liability of $650,000.

      On February 23, 2004, we acquired the remaining 50% ownership of SIFC from Sylvan. SIFC is now known as IIS. We had previously held a 50% interest in the SIFC joint venture and accounted for its investment under the equity method of accounting. The complete results of operations of US have been included in our consolidated statement of operations since February 23, 2004. IIS provides services to corporations and government agencies whereby HS captures fingerprints and transmits the data for applicant background checks. HS maintains a network of Identix Live Scan systems at processing centers across the country where certified technicians process applicants. In consideration for Sylvan's 50% interest in the joint venture, Identix paid Sylvan $875,000 in cash and paid acquisition costs of $50,000. At the date of acquisition, Identix had a negative investment in the joint venture of $235,000. The purchase price was allocated to other intangible assets of $840,000, goodwill of $268,000 and net liabilities of $418,000. The other intangible assets are being amortized over a weighted-average amortization period of approximately 4.4 years. The proforma impact of the RS acquisition was not significant to our results of operations for the twelve months ended June 30, 2004.

      On March 10, 2004, we acquired certain technology from Delean Vision Worldwide Inc. (Delean). This transaction was accounted for as a purchase of assets The technology acquired was biometric recognition algorithms known as skin texture analysis (STA) that allows a unique characteristic of the skin structure known as a "skinprint" to be used to identify individuals. In exchange for the technology and intellectual property rights, we issued to Delean 675,000 shares of our common stock with a value of $3,423,000. The purchase price was allocated to intangible assets. We also issued Delean a warrant with contingent future vesting rights to purchase up to 800,000 shares of our common stock at $4.70 per share. The warrant expires in March 2014 and vests based upon the successful issuance of certain patents with the U.S. government related to the technology acquired from Delean. The fair value of any warrants which vest will be recorded as additional cost of the intangible assets at the time of vesting. As of June 30, 2006, none of the warrants issued to Delean had vested and no related expense had been recognized.

NOTE 4--DISCONTINUED OPERATIONS

      On April 28, 2006, we closed the sale of our wholly-owned subsidiary, Legislative Demographic Services, Inc. ("LDS"), for cash consideration of $234,000. Under the terms of the transaction, we retained LDS' existing cash and accounts receivable of $647,000 and $251,000, respectively, and net inter-company balances, and the purchaser assumed all remaining liabilities of LDS. The terms of the sale include an obligation on our part to indemnify the buyer against certain potential liabilities, including for breaches of representations and warranties we made in the sales agreement, for an amount not to exceed $300,000. This indemnification expires in January 2007. The transaction resulted in income from discontinued operations, net, of $167,000 of which $463,000 is attributable to the gain on the sale of LDS, net of a $106,000 provision for income taxes, and $296,000 is attributable to the loss of the LDS discontinued operations from July 1, 2005 to the date of the sale. The LDS operations are presented in our Consolidated Statements of Operations as discontinued operations for all periods presented. The cash proceeds of $234,000 are shown in the line entitled Proceeds from the Sale of LDS and IPS, net of transaction costs in the Consolidated Statement of Cash Flows for the year ended June 30, 2006.

      On February 13, 2004, we consummated the sale of Identix Public Sector
(IPS) to Alion Science and Technology Corporation (Alion). In fiscal year 2004, we recognized income from discontinued operations of $3,125,000 of which $3,934,000 is attributable to the gain on the sale of IPS and $809,000 is attributable to the loss on the IPS discontinued operations from July 1, 2003 to the date of the sale. The IPS operations are presented in our Consolidated Statements of Operations as discontinued operations for all periods presented. Under the terms of the agreement, upon closing Alion paid the Company $8,850,000 million in cash. This amount is shown as proceeds from sale of IPS, net of transaction costs of $1,042,000, in the Consolidated Statement of Cash Flows for the year ended June 30, 2004. The terms of the sale included the potential for additional future payments to us of up to $500,000 pending satisfaction of certain conditions. During the year ended June 30, 2006, we and Alion agreed that certain conditions were met that warranted Alion paying us $350,000 to settle the contingent payment portion of the sales agreement. As a result, when the $350,000 payment is netted with the associated tax expense of $137,000 we recorded a net gain of $213,000 from the disposal of discontinued operations on our Consolidated Statement of Operations for the year ended June 30, 2006. The terms of the sale also included an obligation on our part to indemnify Alion against certain potential liabilities, including breaches of representations and warranties we made in the sales agreement, for an amount not to exceed $2,125,000. This obligation expired in February 2006.

      The following table represents the summarized results for the discontinued operations for fiscal years 2006, 2005 and 2004:

                                                   FISCAL YEAR ENDED JUNE 30,
                                                   2006       2005       2004*
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
IPS
---
Revenue                                          $   --     $   --     $ 20,078
Cost of revenues                                     --         --       17,550
Operating Expenses                                   --         --        3,337
                                                 --------   --------   --------
Loss from discontinued IPS operations            $   --     $   --     $   (809)
                                                 ========   ========   ========

* This period reflects activity only through February 13, 2004, the date of disposition of IPS.


                                                   FISCAL YEAR ENDED JUNE 30,
                                                   2006**     2005       2004
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
LDS
---
Revenue                                          $  1,281   $  1,877   $  1,137
Cost of revenues                                    1,120      1,786        861
Operating Expenses                                    457        632        382
                                                 --------   --------   --------
Loss from discontinued LDS operations            $   (296)  $   (541)  $   (106)
                                                 ========   ========   ========

** This period reflects activity only through April 28, 2006, the date of disposition of LDS.


                                                  FISCAL YEAR ENDED JUNE 30,
                                                 2006       2005       2004
                                               --------   --------   --------
                                                      (IN THOUSANDS)
TOTAL DISCONTINUED OPERATIONS
-----------------------------
Revenue                                        $  1,281    $  1,877    $ 21,215
Cost of revenues                                  1,120       1,786      18,411
Operating Expenses                                  457         632       3,719
                                               --------    --------    --------
Loss from discontinued operations              $   (296)   $   (541)   $   (915)
                                               ========    ========    ========


      The following table represents the components of the gain on sale of the discontinued operations net of provision for income taxes:

                                                   FISCAL YEAR ENDED JUNE 30,
                                                   2006       2005       2004
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
IPS
---
Gain on sale of IPS                             $   350     $   --      $ 5,934
Provision for income taxes                         (137)        --       (2,000)
                                                --------    --------    -------
Gain on sale of IPS net of provision            $    213    $   --      $ 3,934
 for income taxes                               ========    ========    ========


                                                   FISCAL YEAR ENDED JUNE 30,
                                                   2006       2005       2004
                                                 --------   --------   --------
                                                     (IN THOUSANDS)
LDS
---
Gain on sale of LDS                             $   569     $   --      $  --
Provision for income taxes                         (106)        --         --
                                                --------    --------    -------
Gain on sale of LDS net of provision
 for income taxes                               $    463    $   --      $  --
                                                ========    ========    =======


                                                  FISCAL YEAR ENDED JUNE 30,
                                                  2006       2005       2004
                                                --------   --------   --------
                                                       (IN THOUSANDS)
TOTAL DISCONTINUED OPERATIONS
-----------------------------
Gain on sale of discontinued
 operations                                    $    919     $   --      $ 5,934
Provision for income taxes                         (243)        --       (2,000)
                                               --------     --------    -------
Gain on sale of discontinued
  operations net of provision for
  income taxes                                 $    676     $   --      $ 3,934
                                               ========     ========    =======


NOTE 5--RESTRUCTURING AND OTHER

      Restructuring and other, net includes charges that result from unique facts and circumstances. Restructuring and other, net consisted of the following for the periods presented:

                                                       FISCAL YEAR ENDED
                                                 2006         2005       2004
                                               --------     --------   --------
                                                         (IN THOUSANDS)

Charges and adjustments to lease exit          $    (67)    $   (620)  $    610
  costs related to the 2002
  Restructuring Programs
Severance and benefits costs                        232          113        250
Employee agreement obligation                      --           --          506
SIFC acquisition related                           --           --          749
Viisage merger related costs                      1,576         --         --
                                               --------     --------   --------
  Total                                        $  1,741     $   (507)  $ 2,115
                                               ========     ========   ========


2006 RESTRUCTURING ACTIONS

      During the third quarter of fiscal year 2006, we recorded a charge of $232,000 in severance costs related to a reduction in our field service staff by approximately 19 employees. At June 30, 2006, all of the 19 employees had been terminated and no liability remained.

      During the third and fourth quarters of fiscal year 2006, we incurred merger related costs of $1,576,000 related to the anticipated merger with Viisage (see Note 2), which were principally comprised of legal and investment banking fees. As of June 30, 2006, aggregate liabilities of $352,000 included in accounts payable and accrued compensation remains in connection with the Viisage merger related costs.

2005 RESTRUCTURING ACTIONS

      During the fourth quarter of fiscal year 2005, we recorded a charge of $113,000 in severance costs related to a reduction in our field service staff by approximately 10 employees. As of June 30, 2005, all 10 of the employees had been terminated and a severence related liability of $96,000 remained. The $96,000 liability was paid during the fist quarter of fiscal year 2006.

2004 RESTRUCTURING AND OTHER ACTIONS

      Restructuring and other charges recorded during the twelve months ended June 30, 2004 consisted of $506,000 related to payments made under the former Chairman of the Board's employment agreement associated with his retirement in February 2004 and $749,000 for the value of shares of our common stock issued to certain former SIFC employees in connection with the acquisition of 100% of SIFC (See Note 3). In addition, we recorded a charge of $250,000 related to a reduction in force of 6% of our workforce or approximately 30 employees in February 2004. As of June 30, 2004, all 30 of the employees had been terminated and all severance amounts had been paid.

2002 RESTUCTURING PROGRAM - VISIONICS

SEVERENCE AND BENEFITS

      In June 2002, in connection with our merger with Visionics Corporation ("Visionics"), approximately 110 employees were terminated from the Company's Los Gatos, California, Dublin, California and IPS locations. The terminated employees were from all functional areas of the Company. The workforce reduction resulted in an initial charge of $3,481,000 relating primarily to severence and fringe benefits. During the year ended June 30, 2003, we recorded an additional $2,283,000 in severance charges related to employees with extended terminations to assist in the integration. As of June 30, 2005, all of the employees severed in connection with the merger were terminated. In connection with the June 2002 terminations, certain stock options were subject to remeasurement and acceleration resulting in a non-cash charge of $900,000. `Be remaining liability as of June 30, 2006 of $74,000 represents the anticipated premiums on a life insurance policy for a former key employee and the payments for this policy will continue until fiscal year 2012.

LEASE EXIT COSTS

      In June 2002, we recorded a charge of $10,340,000 for the estimated cost to terminate or sublease two excess leased facilities in Northern California. The estimate was based on current comparable rates for leases in respective markets. During the twelve months ended June 30, 2003, an additional charge of $1,061,000 was made as an adjustment to the estimated sublease income related to our Northern California facilities. During the twelve months ended June 30, 2004, an additional charge of $610,000 was recorded related to lease exit costs associated with our Northern California facilities. The charges recorded in fiscal year 2003 and 2004 related to our Northern California facilities reflected updated assessments of what we would have recovered under the then current conditions of the Northern California real estate market.

      During the first quarter of fiscal year 2005 we recorded a charge of $451,000 related to a reduction in the estimated lease recoveries associated with the Los Gatos facilities lease and a gain of $1,071,000 was recorded in the second quarter of fiscal year 2005 when we negotiated the release from our Los Gatos facilities lease. In the first quarter, we believed the charge of $451,000 was necessary because at that time the real estate markets in Northern California had continued to decline and it was not anticipated that we would be able to negotiate an exit to the lease and no such discussions between the ourselves and the lessor had commenced. The gain recorded in the second quarter represented the difference between our accrued lease exit costs of $6,363,000, on the date of the release reduced by the negotiated payoff amount and associated transactions costs of $5,292,000. The lease settlement amount of $5,292,000 was paid in January 2005, and is included in cash payments made from inception of the restructuring program to June 30, 2006 of $10,134,000. In the fourth quarter of 2006, we recorded a gain of $67,000 related to the final settlement of operating expenses, taxes, insurance, and other charges permitted under the lease.

      The following table represents the activity associated with continuing operations related to the 2002 restructuring program in connection with our merger with Visionics:

                        TOTAL
                       CHARGES                                     RESTRUCTURING
                        FROM                                          LIABILITY
                     CONTINUING   NON-CASH      CASH       REFUND    AS OF JUNE
                     OPERATIONS    CHARGES    PAYMENTS   RECEIVABLE   30, 2006
                     ----------    -------    --------   ----------   --------
                                           (in thousands)
Severance and          $ 6,664    $   900     $ 5,690    $  --         $    74
benefits
Lease exit costs*       10,491        388      10,134        (31)         --
                       -------    -------     -------    -------       -------
Total                  $17,155    $ 1,288     $15,824    $   (31)      $    74
                       =======    =======     =======    =======       =======

* Amounts in the table exclude $833,000 of charges that related to discontinued operations.


      The following table represents a summary of activity related to the 2002 restructuring program that occurred between June 30, 2005 and June 30, 2006:

                     RESTRUCTURING  TOTAL                          RESTRUCTURING
                      LIABILITY                                       LIABILITY
                     AS OF JUNE    CHARGES        CASH     REFUND     AS OF JUNE
                      30, 2005   (ADJUSTMENTS)  PAYMENTS RECEIVABLE   30, 2006
                      --------   -------------  -------- ----------   --------
                                           (in thousands)
Severance and            $108        $--        $ 34        $--        $ 74
benefits
Lease exit costs          361         (67)       325         (31)       --
                         ----        ----       ----        ----       ----
Total                    $469        $(67)      $359        $(31)      $ 74
                         ====        ====       ====        ====       ====

      The restructuring liability is classified in the consolidated balance sheet based on the anticipated timing of the respective payments. There is no remaining lease obligation at June 30, 2006 for the Dublin, California facility. The final lease payment was made in March 2006. During the fourth quarter of fiscal year 2006, we recorded a refund receivable of $31,000 as a result of final settlement of operating expenses, taxes, insurance and other charges permitted under the lease. The remaining severance and benefits liability represents the anticipated premiums on a life insurance policy for a former key employee and the payments for this policy will continue until fiscal year 2012.

NOTE 6--BALANCE SHEET DETAIL


                                                       JUNE 30,
                                               2006               2005
                                          --------------     --------------
                                                  (IN THOUSANDS)
Accounts receivable:
  Commercial and other                    $       15,507     $       14,607
  United States Government                         2,614              1,286
  Other receivables                                  106                 34
Less: allowance for doubtful accounts               (409)              (551)
                                          --------------     --------------
                                          $       17,818     $       15,376
                                          ==============     ==============
Inventories:
  Purchased parts and materials           $        4,188     $        3,403
  Work-in-process                                    379              2,008
  Finished goods, including spares                   385                929
                                          --------------     --------------
                                          $        4,952     $        6,340
                                          ==============     ==============
Property and equipment:
  Manufacturing, test and office equipment$        9,272     $        6,919
  Furniture and fixtures                             787                795
  Leasehold improvements                             632                543
                                          --------------     --------------
                                                  10,691              8,257
Less: accumulated depreciation and                (6,804)            (6,519)
amortization                              --------------     --------------
                                          $        3,887     $        1,738
                                          ==============     ==============
Other assets:
  Deposits                                $          301     $          317
                                          --------------     --------------
                                          $          301     $          317
                                          ==============     ==============
Accrued compensation:
  Salary and wages                        $        1,807     $        1,525
  Severance                                            -                 41
  Benefits                                         2,246              2,116
  Payroll taxes                                       60                212
                                          --------------     --------------
                                          $        4,113     $        3,894
                                          ==============     ==============
Other accrued liabilities
  Lease exit costs                        $            -     $          361
  Warranty reserve                                 1,554              1,416
  Customer deposits                                1,117                798
  Other accrued liabilities                        1,067              1,059
                                          --------------     --------------
                                          $        3,738     $        3,634
                                          ==============     ==============
Other accrued liabilities-noncurrent
  Payable for acquisition of intangible   $          350     $            -
  assets
  Other accrued liabilities                          142                159
                                          --------------     --------------
                                          $          492     $          159
                                          ==============     ==============

NOTE 7--LINE OF CREDIT

      Our line of credit which expired October 1, 2005, provided for borrowings of up to the lesser of $15,000,000 or the cash collateral base or the borrowing base. Borrowings under the line of credit were collateralized by substantially all of our assets and we would have been charged interest at the bank's prime rate of interest, which was 6.50% at September 30, 2005. There were no amounts outstanding under this line of credit during fiscal year 2004 or fiscal year 2005, or during the time period which this credit facility was open in fiscal year 2006. Due to the cost associated with renewing the line of credit and our current cash balance we decided to allow the credit facility to expire effective October 1, 2005.

      The line of credit agreement contained financial, operating and reporting covenants that were not binding until we drew on the line of credit.

NOTE 8--INTANGIBLE ASSETS

      The Company's intangible assets at June 30, 2006 and 2005 were comprised of the following:

                                   JUNE 30, 2006                      JUNE 30, 2005
                                        (IN                                (IN
                                     THOUSANDS)                         THOUSANDS)
                          --------    --------    --------   --------    --------    --------
                            GROSS                              GROSS
                          CARRYING  ACCUMULATED              CARRYING  ACCUMULATED
                           AMOUNT   AMORTIZATION     NET      AMOUNT   AMORTIZATION    NET
                          --------  ------------  --------   --------  -----------   --------
ACQUIRED INTANGIBLE
ASSETS:
Developed technology      $ 16,100    $(12,924)   $  3,176   $ 16,100    $ (9,706)   $  6,394
Service/maintenance
agreements                   4,440      (2,894)      1,546      4,440      (2,103)      2,337
Patents/core technology     12,659      (7,816)      4,843     11,410      (6,803)      4,607
Tradename/Trademark            500        (500)       --          500        (500)       --
Order backlog and
employee contracts             300        (300)       --          300        (275)         25
Patents and licenses           204        (204)       --          204        (204)       --
Internal Capitalized
 software development
 costs                         179        (179)       --          179        (179)       --
                          --------    --------    --------   --------    --------    --------
                          $ 34,382    $(24,817)   $  9,565   $ 33,133    $(19,770)   $ 13,363
                          --------    --------    --------   --------    --------    --------

      During the first quarter of fiscal year 2006, we entered into an agreement to purchase certain core technology with an estimated life of 5 years and made an initial payment of $300,000. During the third quarter of fiscal year 2006, certain milestones were successfully completed, triggering additional consideration due totaling $950,000 over two years. The total consideration of $1,250,000 was recorded as an intangible asset during fiscal year 2006. As of June 30, 2006, Identix has a remaining liability of $650,000 related to this acquisition of core technology.

      Amortization expense related to developed technology and patents/core technology are classified as cost of products revenue and was $4,237,000, $4,130,000 and $4,672,000 for fiscal year 2006, 2005 and 2004 respectively.
Amortization expense related to all other categories of acquired intangible assets are classified as amortization expense on the statements of operations and was $811,000, $1,005,000 and $871,000 for fiscal years 2006, 2005 and 2004, respectively.

      Estimated amortization expense of intangible assets for each of next five fiscal years is as follows (in thousands):

                    For year ended June 30, 2007  $   5,081
                    For year ended June 30, 2008      1,840
                    For year ended June 30, 2009        698
                    For year ended June 30, 2010        612
                    For year ended June 30, 2011        412
                    Thereafter                          922
                                                  ---------
                       Total                      $   9,565
                                                  ---------

NOTE 9--MARKETABLE SECURITIES

      Our portfolio of marketable securities at June 30, 2006 and 2005 consists of the following:

                                                  JUNE 30, 2006
                                                 (IN THOUSANDS)
                                  -------------------------------------------
                                                      GROSS
                                                   UNREALIZED
                                      COST            GAINS       FAIR VALUE
                                  ------------    ------------   ------------
U.S. government and agency        $      8,901    $          -   $      8,901
obligations
Commercial Paper                           978               -            978
                                  ------------    ------------   ------------
                                  $      9,879    $          -   $      9,879
                                  ------------    ------------   ------------

                                                  JUNE 30, 2005
                                                 (IN THOUSANDS)
                                  -------------------------------------------
                                                      GROSS
                                                   UNREALIZED
                                      COST            GAINS       FAIR VALUE
                                  ------------    ------------   ------------
U.S. government and agency        $      8,765    $          -   $      8,765
obligations
Commercial Paper                           988               -            988
                                  ------------    ------------   ------------
                                  $      9,753    $          -   $      9,753
                                  ============    ============   ============

      At June 30, 2006 and 2005, our marketable securities were all classified as short term and had maturities within one year from the balance sheet date.

NOTE 10--CAPITAL STOCK

CONVERTIBLE PREFERRED STOCK

      In July 2000, we entered into a Securities Purchase Agreement with Motorola, Inc. ("Motorola"), whereby we sold 234,558 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") at $15.99 per share, resulting in cash proceeds of $3,702,000, net of issuance costs. The sale of the Series A Preferred Stock was exempt from registration under applicable securities laws. However, Motorola demanded registration rights, which were effective beginning on January 7, 2001. In the third quarter of fiscal year 2004, Motorola converted the 234,558 shares of Series A Convertible Preferred Stock into 234,558 shares of common stock.

      In connection with the issuance of the Series A Preferred Stock, we also issued Motorola a warrant to purchase 187,647 shares of our common stock at $17.11 per share. The warrant was immediately exercisable and expired unexercised on July 7, 2005.

EMPLOYEE STOCK OPTIONS

      In February 2002, we adopted the Identix Incorporated 2002 Equity Incentive Plan ("2002 Plan"). Stockholders approved the 2002 Plan in June 2002. The 2002 Plan will expire in 2012. A total of 5,800,000 shares of the Company's common stock were initially reserved for the issuance under the 2002 Plan. The 2002 Plan provides for the discretionary award of options, restricted stock, stock purchase rights, performance shares or any combination of these awards to our eligible employees and Non-employee directors and consultants. Options generally vest on an annual basis over a period of four years.

      In April 2000, we adopted the Identix Incorporated New Employee Stock Incentive Plan ("New Employee Plan"). The New Employee Plan will expire in 2010. In February 2001, we amended the New Employee Plan so that a total of 2,500,000 shares of our common stock were reserved for issuance under the New Employee Plan. Under the New Employee Plan, awards may be granted as a material inducement to any person accepting employment or consultancy with us, provided such person is not employed by us at the time of the award. The New Employee Plan provides for the discretionary award of options, restricted stock, stock purchase rights, performance shares or any combination of these awards to eligible persons; provided, however, that only nonqualified stock options may be granted under the plan. Under the New Employee Plan, the term of any nonqualified stock option granted may not exceed 15 years. Options generally vest on an annual basis over a period of four years.

      In August 1995, our shareholders approved the Non-Employee Directors Stock Option Plan ("Directors Plan"), under which nonqualified stock options are granted to non-employee directors on a formula basis. In October 1998, 2000 and 2002, the stockholders amended the Directors Plan so that a total of 1,310,000 shares of our common stock were reserved for issuance under the Directors Plan.

      The Directors Stock Option Plan provides that when a person who is not, and has not been in the preceding twelve months, an officer or an employee of Identix is elected or appointed a member of the Board, we will grant that person on the effective date of such election or appointment (i) a nonqualified stock option to purchase 30,000 shares of our common stock if less than six months have elapsed since the last annual meeting of stockholders or (ii) a nonqualified stock option to purchase 15,000 shares of common stock if at least six months have elapsed since the last annual meeting of stockholders. The Directors Plan, as currently in effect, further provides that on the first meeting of the Board immediately following the annual meeting of stockholders (even if held on the same day as the meeting of stockholders), we will grant to each non-employee director then in office a nonqualified stock option to purchase an additional 30,000 shares of our common stock.

      Under the Directors Plan, options are granted for a period of 10 years at an exercise price equal to the fair market value of our common stock on the date of the grant. Options vest quarterly over a one-year period from the date of grant. This plan was terminated in the second quarter of fiscal year 2006.

      On November 15, 2005, our shareholders approved the Non-Employee Directors Stock Award Plan ("Directors Stock Plan"), under which restricted shares of stock are granted to non-employee directors on a formula basis. As of June 30, 2006, 280,000 shares of our common stock were reserved for issuance under the Directors Stock Plan.

      Under the Directors Stock Plan, each person who becomes a non-employee Director of the Company after approval of the plan is automatically granted (i) 10,000 shares of Restricted Stock (as adjusted for stock splits, stock dividends, reclassifications and like transactions) on the effective date of such person's appointment or election as a non-employee Director if less than six months have elapsed since the Company's last annual meeting of stockholders or (ii) 5,000 shares of Restricted Stock (as adjusted for stock splits, stock dividends, reclassifications and like transactions) on the effective date of such person's appointment or election as a non-employee Director if at least six months have elapsed since the Company's last annual meeting of stockholders, provided that the person is not, and has not been in the preceding 12 months, an officer or employee of the Company (an "Initial Award"). Outstanding awards under this plan vest over one year.

      In July 1995, the stockholders approved the Identix Incorporated Equity Incentive Plan ("1995 Plan"). The 1995 Plan expired on July 5, 2005. In October 1997, 1998 and 2000, the stockholders amended the 1995 Plan so that a total of 4,700,000 shares of our common stock were reserved for issuance under the 1995 Plan. The 1995 Plan provides for the discretionary award of options, restricted stock, stock purchase rights, performance shares or any combination of these awards to eligible employees and non-employee directors and consultants. Under the 1995 Plan, the term of any incentive stock option granted may not exceed 10 years and the term of any nonqualified stock option may not exceed 15 years. The exercise price of incentive stock options must not be less than the fair market value of our common stock at the date of grant. The exercise price of nonqualified stock options must be at least 85% of the fair market value of the Company's common stock at the date of grant.

      In connection with the acquisition of Visionics in June 2002, we assumed Visionics' stock option plans. At June 25, 2002, approximately 3,225,128 shares of the Company's common stock were reserved for issuance under the assumed plans and the related options.

SHARE BASED COMPENSATION EXPENSE

      The fair value of each option award granted during the periods presented was estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of our stock. We use historical data to estimate option exercise and employee termination information within the valuation model; separate groups of grantees that have similar historical exercise behaviors are considered separately for valuation purposes. The expected term of options granted is derived from historical information and represents the period of time that options granted are expected to be outstanding. The risk free rate for periods within the expected term of the option is generally based on the 3 and 5 year U.S. Treasury bond rate in effect at the time of the grant.

                                                FISCAL YEAR ENDED JUNE 30, 2006
                                              ----------------------------------
                                                                  DIRECTORS AND
                                                   EMPLOYEES         OFFICERS
                                              ----------------------------------
      Expected volatility                           65.73%            77.91%
      Expected dividends                             -                 -
      Expected term (in years)                       4.00              5.46
      Risk-free interest rate                        4.62%             4.44%

A summary of option activity under our plans and changes during the year ended June 30, 2006, are presented below:

                                            WEIGHTED    WEIGHTED
                                             AVERAGE    AVERAGE
                                            EXERCISE   REMAINING    AGGREGATE
                                              PRICE   CONTRACTUAL   INTRINSIC
         OPTIONS                  SHARES              TERM(YEARS)     VALUE
--------------------------------------------------------------------------------
Outstanding at July 1,          7,058,681  $     6.09     6.87
2005
Granted                           331,535  $     6.80     9.57
Exercised                        (684,497) $     4.70     -
Forfeited or expired             (227,763) $     6.91     -
                                ---------
Outstanding at June 30, 2006    6,477,956  $     6.25     6.12    $9,409,000
                                ---------
Excercisable at June 30 2006    5,887,432  $     6.29     5.89    $8,575,000
                                =========

      The weighted average fair value at date of grant for options granted during fiscal years 2006, 2005 and 2004 was $3.66, $4.10 and $4.64 per option, respectively.

      The total intrinsic value of options exercised during the years ended June 30, 2006, 2005 and 2004 was $1,686,000, $1,170,000, and $2,965,000 respectively.
As of June 30, 2006 there was $1,368,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under our stock option plans. That cost is expected to be recognized over a weighted-average period of 1.44 years.

      A summary of the status of our non-vested shares of restricted stock as of June 30, 2006 is presented below:

                                                            WEIGHTED AVERAGE
                                                             GRANT DATE FAIR
        NONVESTED RESTRICTED STOCK          SHARES                VALUE
      --------------------------------------------------------------------------
      Nonvested at July 1, 2005                    -       $         -
      Granted                                 50,000       $      4.56
      Vested                                 (25,000)      $      4.56
      Forfeited                                    -       $         -
                                        ------------
      Nonvested at June 30, 2006              25,000       $      4.56
                                        ------------

      The total fair value of restricted stock vested during the year ended June 30, 2006 was $177,000.

      For periods prior to July 1, 2005, we accounted for our employee and director stock option plans and employee stock purchase plans in accordance with provisions of the Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." As permitted by SFAS No. 123, we measured employee compensation cost for our stock option plans using the intrinsic value method of accounting.

      Had compensation cost for our employee stock plans been recognized based upon the estimated fair value on the grant date under the fair value methodology prescribed by SFAS No. 123, as amended by SFAS No. 148, our net loss and net loss per share would have been as follows (in thousands except per share data):

                                               FISCAL YEARS ENDED JUNE 30,
                                           ----------------------------------
                                                2005                2004
                                           --------------      --------------
Net Loss as reported                             $(13,966)           $(18,542)
  Add: Employee stock-based compensation
   expense included in reported net loss               14                 649
  Deduct: Total employee stock-based
   compensation expense determined under
   fair value based method for all awards         (11,370)             (3,836)
                                           --------------      --------------
Pro forma net loss                         $      (25,322)     $      (21,729)
                                           ==============      ==============
Basic and diluted net loss per share:
  As Reported                             $        (0.16)     $        (0.21)
  Pro forma                               $        (0.29)     $        (0.25)

Shares                                             88,696              86,758


      On June 30, 2005, we accelerated the vesting on 2,299,956 stock options where the strike price of the stock options was above the market price of $5.03 per share at June 30, 2005. This action resulted in approximately $6,200,000 of additional stock-based compensation expense in the pro forma disclosure for the twelve months ended June 30, 2005. This was done for the purposes of eliminating future compensation expense associated with the accelerated options upon our adoption of SFAS No. 123R.

      The employee stock-based compensation expense determined under the fair value based method for the years ended June 30, 2005 and 2004 was estimated using the Black-Scholes option valuation model with the assumptions noted in the following table.

                            FISCAL YEAR ENDED              FISCAL YEAR ENDED
                              JUNE 30, 2005                  JUNE 30, 2004
                            -----------------              -----------------
                                      DIRECTORS                      DIRECTORS
                                         AND                            AND
                          EMPLOYEES    OFFICERS          EMPLOYEES    OFFICERS
                          ---------    --------          ---------    --------
Expected volatility          84.20%      85.05%             89.43%      89.04%
Expected dividends            -           -                  -           -
Expected term (in             4.96        4.46               4.96        4.48
years)
Risk-free interest rate       3.86%       3.78%              2.70%       3.48%

      A summary of option activity under our stock option plans and changes during the years ended June 30, 2005 and 2004 is presented in the table below:


                                SHARES AVAILABLE    OPTIONS         WEIGHTED
                                   FOR GRANT      OUTSTANDING    AVERAGE PRICE
BALANCE AS OF JUNE 30, 2003       7,168,794       8,259,664     $     6.62
Options granted                  (1,450,023)      1,450,023     $     5.69
Options exercised                      -         (1,192,729)    $     4.29
Options canceled                  2,162,648      (2,162,648)    $     8.55
                               -------------   -------------

BALANCE AS OF JUNE 30, 2004       7,881,419       6,354,310     $     6.21
Options granted                  (1,668,870)      1,668,870     $     6.14
Options exercised                      -           (441,673)    $     4.35
Options canceled                    491,403        (522,826)    $     9.14
                               -------------   -------------    ------------
BALANCE AS OF JUNE 30, 2005       6,703,952       7,058,681     $     6.09
                               =============   =============    ============


      During fiscal year 2005 and 2004, we recognized $18,000 and $39,000 of stock option expense related to 7,000 options that were granted consultants during each year. During fiscal year 2005 and 2004, we recognized expense of $14,000 and $649,000 primarily as a result of amortization of the intrinsic value of the employee stock options assumed in the Visionics merger from fiscal year 2002.

DEFINED CONTRIBUTION PLAN

      We have a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code (the Code), whereby an eligible employee may contribute a portion of their earnings, not to exceed annual amounts allowable under the Code. In addition, we may also make contributions at the discretion of the Board of Directors. For the years ended June 30, 2006, 2005 and 2004, we provided for matching contributions in our common stock totaling $664,000, $615,000 and $605,000, respectively.

WARRANTS

      We acquired certain technology from Delean on March 10, 2004 (see Note 3). In exchange for the technology and intellectual property rights of Delean, we issued 675,000 shares of Identix common stock and a warrant with contingent future vesting rights in favor of Delean to purchase up to 800,000 shares of Identix common stock at $4.70 per share. The warrant vests upon the successful issuance of certain patents with the US government related to the technology acquired from Delean. The fair value of any warrants which vest will be recorded as additional cost of the intangible assets at the time of vesting. As of June 30, 2006, these warrants had not vested nor had any expense related to these warrants been recorded. The Delean warrants expire in 2014.

      In connection with our merger with Visionics in fiscal year 2002, all warrants to purchase shares of Visionics common stock outstanding immediately prior to the consummation of the merger were converted into warrants to purchase 635,211 shares of our common stock. The warrants to purchase 410,860, 142,344 and 82,007 shares of common stock had per share exercise prices ranging from $1.24 to $1.40, from $4.22 to $5.82 and from $9.83 to $12.55, respectively. All the warrants issued were immediately exercisable. During fiscal years 2003, 2004 and 2005, warrants to purchase a total of 410,860 shares were either exercised or expired unexercised. During the fiscal year ended June 30, 2006, warrants to purchase 142,344 shares were exercised for total proceeds of $689,000. The total intrinsic value of warrants exercised during this period was $427,000. The remaining warrants to purchase 82,007 shares of our common stock at June 30, 2006 expire in October 2006 and have exercise prices between $9.83 and $12.55.

      In connection with the private placement of our common stock in July 1999, we issued to the investors warrants to purchase 905,798 shares of common stock for $11.33 per share until January 1, 2001 and an additional 362,319 shares at $11.18 per share until July 1, 2004. The Company also issued a fully exercisable warrant on July 1, 1999 to purchase 33,186 shares of common stock for $10.85 per share to the broker who arranged the private placement. In April 2000, warrants to purchase 905,798 of the Company's common shares at $11.33 per share were exercised. The Company received net cash proceeds of $10,263,000. The warrant to purchase 362,319 shares expired on July 1, 2004 such that no warrants remained outstanding as of June 30, 2006 or 2005.

NOTE 11--INCOME TAXES

The following is a reconciliation between the statutory federal income tax rate and the provision for income taxes related to continuing operations:

                                                    FISCAL YEAR ENDED JUNE 30,
                                                  -----------------------------
                                                    2006       2005       2004
                                                  -------    -------    -------
                                                          (IN THOUSANDS)
Federal tax at statutory rate                     $(3,723)   $(4,873)   $(6,489)
State tax, net of federal benefit                    (255)      (301)    (1,119)
Tax benefit from discontinued operations             --         --       (2,000)
(see note below)
Stock-based compensation                               10          5        239
Gain on sale of subsidiary                           --         --          667
Change in valuation allowance                       3,870      5,152      6,544
Other                                                 (46)        59        201
                                                  -------    -------    -------
                                                  $  (144)   $    42    $(1,957)
                                                  =======    =======    =======

      We recorded a deferred income tax benefit of $2,000,000 in fiscal year 2004 in our continuing operations which was created by the use of our net operating losses to offset the income from the sale of the discontinued IPS operations in fiscal year 2004 (see Note 4).

      Deferred tax assets (liabilities) comprise the following:

                                                ----------------------------
                                                    2006            2005
                                                -----------      -----------
                                                       (IN THOUSANDS)
                                                ----------------------------

     Net operating loss carryforwards           $    76,967      $    78,837
     Restructuring reserves and basis                 2,286            2,302
     differences
     Accounts receivable and related allowances         160              215
     Deferred revenue                                 1,205              551
     Tax credit carryforward                          2,666            2,786
     Other                                              587               77
                                                -----------      -----------
        Gross deferred tax assets                    83,871           84,768
     Valuation allowance                            (81,912)         (81,077)
                                                -----------      -----------
        Net deferred assets                           1,959            3,691
                                                -----------      -----------
     Unbilled accounts receivable                         -                -
     Acquired intangibles                            (1,959)          (3,691)
                                                -----------      -----------
        Gross deferred tax liabilities               (1,959)          (3,691)
                                                -----------      -----------
        Total net deferred tax asset            $         -      $         -
                                                ===========      ===========

      We have a valuation allowance of $81,912,000 as of June 30, 2006. Based upon the results of the current and other recent year operations, we projected operating results, and all other available objective information, we do not believe it is more likely than not that sufficient future taxable income will be generated to realize all of the net deferred tax assets. Included in the valuation allowance as of June 30, 2006 and 2005 are tax benefits attributable to non-compensatory stock options of $5,922,000 and $5,338,000, respectively, which may be, if realized, credited to additional paid-in-capital.

      We have federal net operating loss carry forwards of approximately $211,000,000 as of June 30, 2006 available to reduce future taxable income. As of June 30, 2006 we have state net operating loss carry forwards of approximately $51,000,000. These carry forwards began to expire in 2007 and will continue to expire through 2027. For federal and state tax purposes, our net operating loss carry forwards may be subject to certain limitations on annual utilization in the event of changes in ownership, as defined by federal and state law.

      As of June 30, 2006 and 2005, we have federal research and experimentation credit carry forwards of approximately $2,425,000 for both periods which begin to expire in 2007 and will continue to expire through 2027. We also have state


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

research and experimentation tax credit carry forwards of approximately $240,000 as of June 30, 2006, which will be carried forward indefinitely.

NOTE 12--REPORTABLE SEGMENT DATA

      Our reportable segments are strategic business groups that offer different products and services and include inter-segment revenues, corporate allocations and administrative expenses. Revenues are attributed to the reportable segment that is responsible for generating the revenue and the direct and indirect costs incurred are similarly assigned. During the fiscal year ended June 30, 2006, the reportable segments were changed to identify Finger Printing Services as a reportable segment. The change was made to comply with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires disclosure of reportable segment data when certain tests are met. In our case beginning with fiscal year 2006, the revenue associated with the Finger Printing Services segment was now 10% or more of total revenue and as a result, information related to this segment is required to be disclosed. The information for fiscal years 2005 and 2004 below has been reclassified to conform to the current presentation. The Biometric Systems segment consists primarily of activities related to the sale, services and integration of Biometric hardware and software. The Finger Printing Services segment consists primarily of activities related to servicing contracts with state agencies and private sector entities where background checks and/or applicant screening are required. The Finger Printing Services segment is comprised of the US operations. The Other segment, where specified, relates to discontinued operations.

                                       FISCAL YEAR ENDED JUNE 30,
                             2006               2005               2004
                         -------------      -------------     -------------
Total revenues                               (In Thousands)
 Biometric systems       $      73,133      $      65,055     $      51,640
 Finger Printing
 Services                        8,589              6,907             2,421
                         -------------      -------------     -------------
                         $      81,722      $      71,962     $      54,601
                         =============      =============     =============

Depreciation and
amortization:
 Biometric systems       $       5,572      $       5,887     $       7,240
 Finger Printing
 Services                          435                454               264
 Other(1)                           21                 37               318
                         -------------      -------------     -------------
                                $6,028             $6,378            $7,822
                         =============      =============     =============

Interest and other income (expense),
 net:
 Biometric systems       $       1,002      $       1,041     $       1,155
 Finger Printing
 Services                          176                584                (2)
                         -------------      -------------     -------------
                         $       1,178      $       1,625     $       1,153
                         =============      =============     =============

Capital expenditures:
 Biometric systems       $       2,158      $         573     $         930
 Finger Printing
 Services                          819                272                32
 Other(2)                           10                  2                47
                         -------------      -------------     -------------
                         $       2,987      $         847     $       1,009
                         =============      =============     =============

Loss from operations:
 Biometric systems       $    (11,831)      $    (15,473)     $    (24,369)
 Finger Printing
 Services                           16                465               130
                         -------------      -------------     -------------
                         $    (11,815)      $    (15,008)     $    (24,369)
                         =============      =============     =============

                            JUNE 30,           JUNE 30,
                         -------------      -------------
                             2006               2005
                         -------------      -------------
Goodwill                          (IN THOUSANDS)
 Biometric systems       $     140,945      $     140,945
 Finger Printing
 Services                          268                268
                         -------------      -------------
                         $     141,213      $     141,213
                         =============      =============


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



                            JUNE 30,           JUNE 30,
                         -------------      -------------
                             2006               2005
                         -------------      -------------
Assets:                           (IN THOUSANDS)
 Biometric systems       $     204,446      $     208,442
 Finger Printing
 Services                        7,434              5,755
 Other(3)                            -                858
                         -------------      -------------
                         $     211,880      $     215,055
                         =============      =============

(1) Includes identifiable expense classified as discontinued operations of $21,000, $37,000 and $318,000 for the years ended June 30, 2006, 2005 and 2004 respectively,
(2) Includes identifiable expenditures from discontinued operations of $10,000, $2,000 and $47,000 for the years ended June 30, 2006, 2005 and 2004 respectively,
(3) Includes identifiable assets from discontinued operations of $858,000 for the year ended June 30, 2005,


NOTE 13--FOREIGN OPERATIONS DATA

In geographical reporting, revenues and identifiable assets are attributed to the geographical location of the sales and service organizations:

                                      FISCAL YEAR ENDED JUNE 30,
                               2006              2005              2004
                          --------------    --------------    --------------
Total revenues:                               (IN THOUSANDS)
 United States            $       70,822    $       63,270    $       47,196
 International                    10,900             8,692             6,865
                          --------------    --------------    --------------
                          $       81,722    $       71,962    $       54,061
                          ==============    ==============    ==============

                            JUNE 30,           JUNE 30,
                         -------------      -------------
                             2006               2005
                         -------------      -------------
*Identifiable long lived          (IN THOUSANDS)
assets:
United States            $       3,874      $       1,712
International                       13                 26
                         -------------      -------------
                         $       3,887      $       1,738
                         =============      =============


*Long lived assets consist of property and equipment.

NOTE 14--COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

      We currently occupy our Minnesota headquarters under a lease that expires in March 2008, and are required to pay taxes, insurance, and maintenance as well as monthly rental payments. We also lease space for our corporate research and development lab in New Jersey under a lease that has been extended until April 2007, and we are required to pay taxes, insurance, and maintenance as well as monthly rental payments. We also lease space in Fairfax, Virginia for a sales office under a lease that expires in 2009. Further, we lease office space for our sales force and customer support activities under operating leases, which expire at various dates through 2008. The leases contain escalation provisions requiring rental increases for increases in operating expense and real estate taxes.




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



      Future net minimum lease payments for operating leases are as follows (in thousands):

       Periods or fiscal years ending June 30:
       2007                  $  1,804,000
       2008                     1,309,000
       2009                       358,000
       Thereafter                     -
                             ------------
         Total               $  3,471,000
                             ============

      Total rental expense from continuing operations under operating leases, net of sublease income, was $1,833,000, $1,813,000, and $1,767,000 for the years ended June 30, 2006, 2005 and 2004, respectively.

LEGAL MATTERS

      From time to time in the ordinary course of business we are involved in disputes with third parties, including former employees of the Company. Currently we are a defendant in one lawsuit filed by a former employee in the Fresno County Superior Court of California alleging among other things wrongful discharge. We believe the claims are completely without merit and are vigorously defending the lawsuit. In a separate dispute, in June 2006 another former employee filed a lawsuit in U.S. District Court for the Central District of California alleging, among other things, unlawful wage rate discrimination based on gender. The employee had previously initiated an arbitration proceeding in California containing the same allegations. The former employee filed the lawsuit after the Company prevailed in its declaratory judgment action in federal court in Minnesota in April 2006 when the court enjoined the plaintiff from further prosecuting plaintiff's arbitration proceeding in California and further ordered plaintiff to arbitrate her dispute in Minnesota in accordance with the terms of plaintiff s sales commission agreement with Company. We believe that the plaintiff s claims are completely without merit and are vigorously defending the lawsuit and the pending arbitration proceeding. While it is not possible at this early stage to predict with certainty the outcome of these disputes, based on the facts and information currently available to us, we believe that liabilities and costs arising out of these actions will not have a material adverse impact on the Company's consolidated financial position, results of operations or cash flows.

OTHER

      We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated. We regularly evaluate available current information to determine whether such reserves should be adjusted.

NOTE 15--INDEMNIFICATION ARRANGEMENTS AND PRODUCT WARRANTIES

      The terms of the sale of IPS (see Note 4) included an obligation on our part to indemnify Alion against certain potential liabilities, including for breaches of representations and warranties we made in the sales agreement, for an amount not to exceed $2,125,000. This indemnification expired in February 2006.

      The terms of the sale of LDS (see Note 4) included an obligation on our part to indemnify the buyer against certain potential liabilities, including for breaches of representations and warranties we made in the sales agreement, for an amount not to exceed $300,000. This indemnification expires in January 2007.

      From time to time, we agree to indemnify our customers against liability if our products infringe a third party's intellectual property rights. As of June 30, 2006 and 2005, we were not subject to any pending litigation alleging that our products infringe the intellectual property rights of any third parties.

      We offer a warranty on various products and services. We estimate the costs that may be incurred under our warranties and record a liability in the amount of such costs at the time the product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. The amount of the reserve recorded is equal to the estimated costs to repair or otherwise satisfy the claim.

      The following table presents changes in our warranty liability for fiscal years 2006 and 2005 respectively:

                            JUNE 30,   JUNE 30,
                            -------    -------
                              2006       2005
                            -------    -------
(IN THOUSANDS)
 Balance at beginning of    $ 1,416    $   921
 period
 Warranty Expense               292      1,768
 Closed Warranty Claims        (154)    (1,273)
                            -------    -------
 Balance at end of period   $ 1,554    $ 1,416
                            =======    =======












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